Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Reports Record FY2010 Performance and

Strong Growth Outlook for FY2011

Ankeny, IA, June 15, 2010 – Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported $0.43 in basic earnings per share for the fourth quarter of fiscal 2010 ended April 30, 2010, compared to $0.31 from the same quarter a year ago. The results include approximately $6.9 million in legal and advisory fees pertaining to the evaluation of the unsolicited offer and related actions by Alimentation Couche-Tard. Without the effect of those fees, basic earnings per share would have been approximately $0.51 for the quarter compared to the Reuters consensus estimate of $0.40. For the year, basic earnings per share finished at $2.30, an increase of over 36% compared to the prior year’s $1.69.

“Fiscal 2010 was a monumental year for Casey’s General Stores,” said President and CEO Robert J. Myers. “Not only did we surpass 1,500 stores, but we also beat our previous best year by $0.61 per share. We are very pleased with our overall performance, as we turned in record results in the midst of the challenging economic environment during the 12 month period. Furthermore, we expect our strong performance to continue in fiscal 2011.”

Gasoline – For the fiscal year, same-store gallons sold were unchanged from the prior year with an average margin of 13.9 cents per gallon. “Gasoline margins were strong throughout the year,” stated Myers. “In fact, we have been significantly above our gasoline margin goals for the past three fiscal years. We believe there has been a shift in the competitive landscape throughout our marketing territory and expect this positive environment to continue.” Casey’s annual goal was to increase same-store gasoline gallons sold 2% with an average margin of 11 cents per gallon. For the quarter, same-store gallons sold were up 0.2% with an average margin of 13.1 cents per gallon. For the year, total gallons sold rose 3.3% to nearly 1.3 billion.

Grocery and Other Merchandise – For the fiscal year, same-store sales rose 3.3% with an average margin of 33.6%. “Throughout the fiscal year, our sales were impacted by the broader macroeconomic conditions, with customers trading down to less expensive products, as well as adverse weather,” said Myers. “Despite these challenges, we were still able to grow gross profit by almost 6%.” The goal for fiscal 2010 was to increase same-store sales 8.9% with an average margin of 33.9%. Total sales for the year increased 6.2% to $1.1 billion. For the fourth quarter, same-store sales were up 3.1% with an average margin of 33.1%.

Prepared Food and Fountain – Same-store sales increased 4.2% during fiscal 2010, with an average margin of 63.8%. “The retail price increases made on select items in March are having the positive impact we expected, and the Company continues to enjoy a favorable cheese cost environment,” stated Myers. The Company’s annual goal was to increase same-store sales 7.5% with an average margin of 62%. Same-store sales in the fourth quarter increased 5.3% with an average margin of 64.1%. Total sales for the category increased 9% to $365.8 million.

Operating Expenses – For the fiscal year, operating expenses rose 4.3% to $526.3 million. For the fourth quarter, operating expenses were up 7.7% to $135 million. “When you eliminate the impact of the expenses related to the unsolicited offer and other actions by Couche-Tard, as well as the impact from the $9.1 million legal settlement a year ago, operating expenses were up 4.9% for the year,” said Myers. “We are pleased with our expense control given our increase in the number of stores from the previous year.”

Expansion – By the end of the fiscal year, the Company had acquired 37 stores and completed 18 new-store constructions. “The stores we added this year are performing above our chain-wide average, therefore the economic impact of these stores will exceed 4%,” Myers said. The goal for fiscal 2010 was to increase the total number of stores 4%. In addition to the stores opened during the fiscal year, the Company also replaced 20 stores incorporating the new store design that includes a larger coffee and fountain offering, made-to-order sub sandwich program, and expanded cooler capacity. “Our pipeline of acquisitions and new store construction sites under review is almost double of what it was at this time last year, and we recently signed purchase agreements for real estate in Arkansas. We could not be more optimistic about the growth potential of Casey’s right now,” said Myers.

Fiscal 2011 Goals – The corporate performance goals for next fiscal year are:

•	Increase same-store gasoline gallons sold 1% with an average margin of 13.5 cents per gallon.

•	Increase same-store grocery and other merchandise sales 6% with an average margin of 33.9%.

•	Increase same-store prepared food and fountain sales 8% with an average margin of 63.1%.

•

Increase the total number of stores by approximately 4 to 6%. In addition, replace 20 stores and perform 20 major remodels, all incorporating the features of our new store design mentioned above. The Company remains well-positioned to increase its store capacity, and may revisit its expansion goals during the year as opportunities arise.

Dividends – The Board of Directors believes it is important to prudently grow the business while at the same time increase the dividend paid to shareholders. At its June meeting, the Board of Directors increased the quarterly dividend to $0.10 per share. The dividend is payable August 16, 2010 to shareholders of record on August 2, 2010.

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Casey’s General Stores, Inc. Condensed Consolidated Statements of Earnings (Dollars in thousands, except per share amounts)

	Three months ended April 30,		Year ended April 30,
	2010	2009	2010	2009
Total revenue	$1,179,806	$883,442	$4,637,087	$4,690,525
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	990,543	711,234	3,844,735	3,966,919

Gross profit	189,263	172,208	792,352	723,606
Operating expenses	135,037	125,396	526,291	504,449
Depreciation and amortization	18,700	17,380	73,546	69,451
Interest, net	2,774	2,892	10,933	10,626

Earnings before income taxes	32,752	26,540	181,582	139,080
Federal and state income taxes	10,817	10,985	64,620	53,390

Net earnings	$21,935	$15,555	$116,962	$85,690

Basic earnings per share	$.43	$.31	$2.30	$1.69
Weighted average shares outstanding	50,920	50,818	50,899	50,787

Diluted earnings per share	$.43	$.31	$2.29	$1.68
Weighted average shares outstanding	51,120	50,928	51,053	50,917

Casey’s General Stores, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	April 30, 2010	April 30, 2009
Assets
Current assets
Cash and cash equivalents	$151,676	$145,695
Receivables	12,111	10,888
Inventories	124,951	106,528
Prepaid expenses	1,307	1,394
Deferred income taxes	9,417	11,895
Income taxes receivable	10,801	8,327

Total current assets	310,263	284,727

Other assets, net of amortization	10,054	8,582
Goodwill	57,547	50,976
Property and equipment, net of accumulated depreciation of $706,994 at April 30, 2010, and of $652,376 at April 30, 2009	1,010,911	918,410

Total assets	$1,388,775	$1,262,695

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$24,577	$28,442
Accounts payable	145,334	115,436
Accrued expenses	70,975	77,365

Total current liabilities	240,886	221,243

Long-term debt, net of current maturities	154,754	167,887
Deferred income taxes	141,229	125,536
Deferred compensation	12,788	11,085
Other long-term liabilities	14,799	15,914

Total liabilities	564,456	541,665

Total shareholders’ equity	824,319	721,030

Total liabilities and shareholders’ equity	$1,388,775	$1,262,695

Sales and Gross Profit by Product

(Amounts in thousands)

Year ended 4/30/10	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total

Sales	$3,177,490	$1,073,508	$365,793	$20,296	$4,637,087
Gross profit	$178,176	$360,432	$233,507	$20,237	$792,352
Margin	5.6%	33.6%	63.8%	99.7%	17.1%

Gasoline gallons	1,283,479

Year ended 4/30/09

Sales	$3,323,616	$1,010,474	$335,686	$20,749	$4,690,525
Gross profit	$159,851	$340,044	$205,997	$17,714	$723,606
Margin	4.8%	33.7%	61.4%	85.4%	15.4%

Gasoline gallons	1,242,270

Gasoline Gallons

Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fiscal Year
F2010	3.2%	-0.7%	-2.9%	0.2%	-0.1%
F2009	0.5	0.2	2.1	1.2	1.0
F2008	0.3	-1.6	-3.9	-2.5	-2.0

Grocery & Other Merchandise

Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fiscal Year
F2010	6.4%	1.9%	1.7%	3.1%	3.3%
F2009	4.7	4.9	6.5	8.0	5.9
F2008	9.1	11.2	5.4	3.6	7.3

Prepared Food & Fountain

Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fiscal Year
F2010	6.6%	3.4%	1.4%	5.3%	4.2%
F2009	12.3	9.3	8.1	7.2	9.1
F2008	9.5	10.6	8.4	11.2	9.8

Gasoline Margin

(Cents per gallon, excluding credit card fees)

	Q1		Q2		Q3		Q4		Fiscal Year
F2010	15.7	¢	14.3	¢	12.4	¢	13.1	¢	13.9	¢
F2009	15.6		13.7		9.9		12.1		12.9
F2008	15.8		13.6		13.5		12.6		13.9

Grocery & Other Merchandise

Margin

	Q1	Q2	Q3	Q4	Fiscal Year
F2010	34.3%	34.1%	32.7%	33.1%	33.6%
F2009	34.0	33.9	32.9	33.7	33.7
F2008	34.0	33.1	31.9	33.2	33.1

Prepared Food & Fountain

Margin

	Q1	Q2	Q3	Q4	Fiscal Year
F2010	63.8%	64.6%	62.8%	64.1%	63.8%
F2009	60.5	60.5	61.8	62.7	61.4
F2008	61.7	63.0	63.6	60.9	62.3

Important Information

This communication is neither an offer to purchase nor the solicitation of an offer to sell any securities. In response to the tender offer commenced by Alimentation Couche-Tard, Inc. (“Couche-Tard”) referred to in this communication, Casey’s General Stores, Inc. (“Casey’s”) has filed a solicitation/recommendation statement with the Securities and Exchange Commission (the “SEC”). Investors and security holders are urged to read the solicitation/recommendation statement with respect to the tender offer and any other relevant documents filed with the SEC (when available), because they contain important information. Investors and security holders may obtain a free copy of the solicitation/recommendation statement with respect to the tender offer and other documents (when available) that Casey’s files with the SEC at the SEC’s website at www.sec.gov and Casey’s website at www.caseys.com. In addition, the solicitation/recommendation statement with respect to the tender offer and other documents (when available) filed by Casey’s with the SEC may be obtained from Casey’s free of charge by directing a request to Casey’s General Stores, Inc., Attn: Investor Relations, Casey’s General Stores, Inc., One Convenience Blvd., P.O. Box 3001, Ankeny, Iowa 50021-8045.

Casey’s will file with the SEC and mail to its shareholders a proxy statement in connection with its 2010 Annual Meeting of Shareholders. Investors and security holders are urged to read the proxy statement relating to the 2010 Annual Meeting and any other relevant documents filed with the SEC when they become available, because they will contain important information. Investors and security holders will be able to obtain a free copy of the proxy statement and other documents (when available) that Casey’s files with the SEC at the SEC’s website at www.sec.gov and Casey’s website at www.caseys.com. In addition, the proxy statement and other documents (when available) filed by Casey’s with the SEC may be obtained from Casey’s free of charge by directing a request to Casey’s General Stores, Inc., Attn: Investor Relations, Casey’s General Stores, Inc., One Convenience Blvd., P.O. Box 3001, Ankeny, Iowa 50021-8045.

Certain Information Concerning Participants

Casey’s, its directors and executive officers may be deemed to be participants in the solicitation of Casey’s security holders in connection with its 2010 Annual Meeting of Shareholders. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Casey’s Annual Report on Form 10-K for the year ended April 30, 2009, which was filed with the SEC on June 29, 2009, and its proxy statement for the 2009 Annual Meeting of Shareholders, which was filed with the SEC on August 10, 2009. To the extent holdings of Casey’s securities have changed since the amounts printed in the proxy statement for the 2009 Annual Meeting of Shareholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals can also be obtained from the proxy statement relating to the 2010 Annual Meeting of Shareholders when it is filed by Casey’s with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and Casey’s website at www.caseys.com.

Forward-Looking Statements

This communication contains various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements represent our expectations or beliefs concerning future events that may not prove to be accurate. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions are used to identify forward-looking statements. We caution you that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risk that our cash balances and cash generated from operations and financing activities will not be sufficient for our future liquidity and capital resource needs, competition in the industry in which we operate, changes in the price or supply of gasoline, tax increases or other changes in the price of or demand for tobacco products, potential liabilities and expenditures related to compliance with environmental and other laws and regulations, the seasonality of demand patterns, weather conditions, future actions by Couche-Tard in connection with its unsolicited tender offer to acquire Casey’s, the risk that disruptions or uncertainty from Couche-Tard’s unsolicited tender offer will divert management’s time and harm Casey’s relationships with our customers, employees and suppliers and the other risks and uncertainties included from time to time in our filings with the SEC. We further caution you that other factors we have not identified may in the future prove to be important in affecting our business and results of operations. We ask you not to place undue reliance on any forward-looking statements because they speak only of our views as of the statement dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on June 15, 2010. The call will be broadcast live over the Internet at 9:30 a.m. CDT via the

Investor Relations section of our Web site and will be available in an archived format.